PARK ELECTROCHEMICAL CORP.
                 NEWS RELEASE
Contact:  Murray Stamer                        5 Dakota Drive
                                       Lake Success, NY 11042
                                               (516) 354-4100


        PARK ELECTROCHEMICAL ANNOUNCES REALIGNMENT OF
           NORTH AMERICAN FR-4 BUSINESS OPERATIONS

Lake Success, New York, April 23, 2003.Park Electrochemical Corp. (NYSE - PKE) announced the realignment of its North American FR-4 business operations located in Newburgh, New York and Fullerton, California and the establishment of a new business unit called "Nelco/North America". Nelco/North America will include the company's FR-4 manufacturing operations located in Newburgh, New York and Fullerton, California and will be administered principally from Fullerton, California. As part of the realignment, the Newburgh, New York operation will be scaled down to a smaller focused operation and the Fullerton, California operation will be significantly scaled up to a larger volume operation. The company intends to supply its customers located in central and western North America from its Fullerton, California facility and its customers located in eastern
North America from its Newburgh, New York facility. In addition, the company has arranged to supply all of the North American circuit board manufacturing locations of Sanmina-SCI Corporation, the company's largest customer, with FR-4 product manufactured at Fullerton, California. The company expects to be the principal supplier of FR-4 products to all of Sanmina-SCI Corporation's North American circuit board manufacturing locations. This North American realignment does not affect Neltec, Inc., the company's business unit located in Tempe, Arizona, which specializes in high performance and RF/microwave materials. Neltec will continue to operate as a separate business unit of the company, and Neltec will continue to supply these high performance and RF/microwave materials directly to the company's customers in North America.

As part of the North American realignment, there will be significant workforce reductions at the company's Newburgh, New York facility and significant workforce increases at the company's Fullerton, California facility. The company hopes to be able to transfer some of the Newburgh, New York employees to the Fullerton, California operation. After the Newburgh, New York operations have been scaled back, a large portion of the facility will be mothballed. The company will have the flexibility in the future to scale back up the Newburgh, New York facility if the opportunity to do so presents itself. As the result of this North American realignment, the company expects to report an impairment charge of approximately $50 million in the company's fourth quarter ended March 2, 2003 and additional charges totaling approximately $8 million to $10 million in the first and second quarters of the company's current fiscal year.


The company also announced that John Jongebloed, who will continue to serve as Senior Vice President of Global Logistics for Park Electrochemical and to report directly to Brian Shore, will take on the additional responsibility of overseeing and supervising the Newburgh, New York facility and operations. The company does not plan to make any changes to its North American customer account management or field technical service organizations as part of the realignment. The realignment is designed to help the company achieve improved operating and cost efficiencies in its North American FR-4 business, but it is also designed to help the company better service all of the company's existing North American customers. The company does not contemplate losing any North American customers as a result of the North American realignment. The company has recently gained significant amounts of market share with two of its major customers in North America.

Brian Shore, Park's President and CEO, said, "Of course, we are very pleased that we will be significantly scaling up and increasing our workforce size at our Fullerton, California facility. Unfortunately, our happiness about California only tempers to some extent our sorrow regarding the human impact of the scaling back of our Newburgh, New York operation and the workforce reductions which will occur there. I hope that a large number of our Newburgh, New York employees will soon reemerge as Fullerton, California employees. I want everyone to know that these decisions regarding the realignment of our North American FR-4 operations have not been made lightly and have been made only after very careful consideration. I also want everyone to know that these decisions have been made in no respect to serve any short-term interest or to improve our company's financial performance over the next two or three quarters. These decisions have been based exclusively upon our long-term thinking and our long-term planning for the future success of our business. We believe these decisions are very much in the long-term interests of our business and our customers in North America. There is no doubt in my mind that this realignment of our North American business operations will allow us to better serve our North American customers in the future and will help ensure our long-term success as a business in North America."

Brian Shore concluded, "Finally, to our Newburgh, New York employees who will not remain with our company, I would like to thank you for your dedication and commitment over the years and to wish you the very best in the future. Good luck to each of you. I will miss you very much."

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of utilities, and the various other factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended March 3, 2002.

Park Electrochemical Corp. is a leading global designer and producer of electronic materials used to fabricate complex multilayer printed circuit boards and interconnection systems. Park specializes in advanced materials for high layer count circuit boards and high speed digital broadband telecommunications, internet and networking applications. Park's electronic materials business operates through fully integrated business units in Asia, Europe and North America. The Company's manufacturing facilities are located in Singapore, China, Germany, France, Connecticut, New York, Arizona and California. Park's electronic materials business operates under the "Nelco" name.

Additional corporate information is available on  the  World
Wide Web at www.parkelectro.com and www.parknelco.com.


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